Exhibit 10-Y
EXECUTIVE BONUS AGREEMENT
BONUSVEREINBARUNG FÜR LEITENDE ANGESTELLTE

[German translation omitted]	This Agreement (the “Agreement”) made and entered into on June 14, 2007, by and between Dana Corporation, a Virginia corporation, whose principal place of business is located at 4500 Dorr Street, Toledo, Ohio (the “Corporation”), and Mr. Ralf Göttel (the “Executive”), effective as of December 31, 2006.

WHEREAS, on March 3, 2006, the Corporation and forty of its Subsidiaries (the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York, Case No. 06-10354 (BRL) (Jointly Administered), (the “Bankruptcy Cases”);

WHEREAS, in accordance with the Memorandum Opinion of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) dated November 30, 2006 (the “Opinion”), as supplemented by an Order of the Bankruptcy Court dated December 18, 2006 (the “Order”), the Corporation desires to enter into this agreement, subject to certain conditions and limitations, as provided herein (the “Agreement”) and the Order; and

WHEREAS, the Executive, in his capacity as President Engine Products Group, is exclusively employed by Reinz-Dichtungs-GmbH (the “GmbH”), a limited liability company established under the laws of the Federal Republic of Germany and a subsidiary of the Corporation.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein, the

Corporation and the Executive agree as follows:
1.	Employment and Base Salary. The Executive shall continue to be exclusively employed by the GmbH under his existing employment agreement, as last amended June 27, 2005 (the “German Agreement”), and nothing in this Agreement shall be interpreted to establish an employment relationship between the Executive and the Corporation. The Corporation shall ensure that the GmbH will fix the Executive’s base gross salary at the rate of [euros] 305,100 per annum (the “Annual Base Salary”). The Annual Base Salary shall continue to be paid by the GmbH and not be a payment obligation of the Corporation.

2.	(a) Additional Benefits and Compensation.
(i)	Annual Bonus. During the Executive’s employment, the Executive shall be eligible to receive annual short-term incentive awards or bonuses (each such award or bonus is hereinafter referred to as an “Annual Bonus”) pursuant to the Dana Corporation Annual Incentive Plan, and any successor or replacement plan (the Dana Corporation Annual Incentive Plan and such successor or replacement plans being referred to herein collectively as the “AIP”), in accordance with the terms thereof. Each Annual Bonus shall be determined and paid in accordance with the terms of the AIP.

(ii)	The EIC Plan. The

Corporation hereby adopts an Executive Incentive Compensation Plan for the Executive (the “EIC Plan”) under which the Executive shall be eligible for a 2007 performance based incentive bonus (the “2007 EIC”) and a 2008 performance based incentive bonus (the “2008 EIC”), subject to the terms and conditions set forth herein and in the Order. Except as otherwise provided for herein, the EIC payment shall only be earned and payable if the Executive is employed at the end of the applicable fiscal year.

(1)	The Executive shall be eligible for a 2007 EIC payment of up to $633,333. The first $422,222 shall be earned by the Executive upon the achievement by the Corporation of EBITDAR for 2007 of $250 million and shall be paid in cash on the later of (a) 30 days following the filing of the Corporation’s audited 2007 financial statements with the Securities and Exchange Commission (the “SEC”) and (b) 30 days after the Corporation’s Emergence (the applicable date, the “2007 EIC Payment Date”), provided that in the event that the Corporation achieves EBITDAR for 2007 in excess of $250 million, the Executive shall earn an additional 2007 EIC payment equal to 10.55555 basis points on EBITDAR for 2007 in excess of $250 million, up to a cap of $450 million (the

“Additional 2007 EIC Payment”). For purposes of this Agreement, the term “EBITDAR” shall have the meaning set forth in the term sheet attached as Exhibit A to the Order which is attached hereto as Exhibit 1 and incorporated herein by reference. For purposes of this Agreement, “Emergence” shall mean consummation by the Corporation of (i) a plan of reorganization under the Bankruptcy Code (the “Plan”) or (ii) a sale of all or substantially all of the Corporation’s assets pursuant to section 363 of the Bankruptcy Code. The Additional 2007 EIC Payment shall be paid in common stock (“Common Stock”) of the reorganized Corporation on the 2007 EIC Payment Date.

(2)	The Executive shall be eligible for a 2008 EIC payment of up to $316,667. The first $70,370 shall be earned by the Executive upon the achievement by the Corporation of EBITDAR for 2008 of $375 million, provided that in the event the Corporation achieves EBITDAR for 2008 in excess of $375 million, the Executive shall earn an additional 2008 EIC payment equal to (a) 14 basis points on EBITDAR for 2008 in excess of $375 million, up to a cap of $450 million, and (b) 7 basis points on EBITDAR for 2008 in excess of $450 million, up to a cap of $650 million. The entire 2008 EIC payment shall be paid in Common Stock on the later of (i) 30 days following the filing of the Corporation’s audited 2008 financial statements with the SEC and (ii) 30 days after the Corporation’s Emergence (the “2008 EIC Payment Date”).

(3)	For purposes of determining the number of shares of Common Stock to be issued to the Executive under Sections 2(a)(ii)(1) and (2), the value of the Common Stock will be its average closing price on the principal U.S. stock exchange on which it is traded during the thirty days before the 2007 EIC Payment Date or the 2008 EIC Payment Date, as applicable.

(4)	The 2007 EIC and 2008 EIC awards earned shall be subject to reduction under the “EBITDAR Adjustment Mechanism.” Under the EBITDAR Adjustment Mechanism, EBITDAR for the purposes of determining the minimum payment threshold for the 2007 EIC (excluding the first $422,222 cash payment in respect of the 2007 EIC award) and the 2008 EIC shall be reduced by unsecured claims allowed in the Bankruptcy Cases in excess of an unsecured claims threshold of $2.85 billion, as follows:
(A)	12.5% of the first $75 million in additional claims;

(B)	25% of the next $100 million in additional claims in excess of $75 million but not more than $175 million; and

(C)	75% of any additional claims in excess of $175 million.
For purposes of this Agreement, the term “allowed in the Bankruptcy Cases” shall mean the earlier of (a) the allowance of an unsecured claim in the Bankruptcy Cases or (b) an agreement regarding potentially allowable claims between the Corporation and the official committee of unsecured creditors appointed in the Bankruptcy Cases, or its successor, as designated in the Plan.
(b)	Maximum Bonus Compensation. Notwithstanding anything set forth herein, while the Bankruptcy Cases are pending the maximum annual compensation with respect to 2007 under Section 2(a) shall not exceed $1,333,127 (the “Maximum Annual Bonus Compensation”). For avoidance of doubt, the Maximum Annual Bonus Compensation shall not include (i) the Annual Base Salary and (ii) any payment made during a relevant fiscal year in respect of performance measures related to prior years, regardless whether such payment is made by the

Corporation or the GmbH.
3.	Certain Definitions. For purposes of this Agreement,
(a)	“Disability” shall mean the absence of the Executive from the Executive’s duties with the Corporation and/or the GmbH, as the case may be, on a full-time basis for 120 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a German physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably), whereby the Executive or the Executive’s legal representative explicitly waives the physician’s duty to keep confidential patient examination results and shall instruct the physician to disclose to the Corporation the examination result;

(b)	“Cause” shall mean:

(i)	the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Corporation and/or the GmbH, as the case may be, (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the

Corporation (the “Board”), or a committee thereof, or the Chief Executive Officer, which specifically identifies the manner in which the Board, the committee or the Chief Executive Officer, as applicable, believes that the Executive has not substantially performed the Executive’s duties, or

(ii)	the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation or any company affiliated with the Corporation, including but not limited to the GmbH.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Corporation or any company affiliated with the Corporation, including but not limited to the GmbH. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or a committee thereof or upon the instructions of the Chief Executive Officer, or based upon the advice of counsel for the Corporation or any instruction by the management or the shareholder(s) of the GmbH shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation and/or its affiliated companies, including the GmbH, as the case may be.

4.	Employment with the GmbH; Obligations of the Corporation and the GmbH upon Termination of Employment. The Corporation and the Executive agree that the GmbH is and shall continue to be the only and exclusive employer of the Executive, and that this Agreement shall not be construed to be part of the German Agreement. The Corporation and the Executive also agree that the compensation paid by the GmbH to the Executive under the German Agreement constitutes full and adequate remuneration for the Executive’s work and that the Corporation has no obligation to offer the Executive the chance and opportunity to earn the remuneration provided for under this Agreement. The Corporation and the Executive further agree that U.S. managers on the same level as the Executive are employed under at will agreements which offer less termination protection than German law does with respect to the Executive and that it accordingly is fair and appropriate to approximate the Executive’s legal position under this Agreement to the position of a comparable U.S. manager whose employment can be terminated by himself or the Corporation at any time and for any reason. Accordingly, following the termination of the Executive’s employment, the Executive shall be entitled to the compensation and benefits provided for in this Section, as applicable depending on the circumstances of such termination.
(a)	Termination by the GmbH or Deemed Termination by the Corporation without Cause or due to death or Disability. If the GmbH actually shall terminate the Executive’s employment without Cause or if the Executive’s employment is terminated due to death or Disability, or if the Corporation vis-à-vis the Executive (by way of a written notification in line with Section 8(b) approximates the termination without Cause of a U.S. manager (the “Deemed Termination Without Cause”) (regardless whether the German Agreement remains un-terminated or not), subject to and conditioned upon the execution by the Executive (or, if applicable, his estate) of, and his (or, as applicable, his estate) not revoking, a release in a form reasonably acceptable to the Corporation, the Executive (or, as applicable, his estate) shall be entitled to the following:

a contingent receivable for his 2007 EIC and 2008 EIC payments if the applicable EBITDAR thresholds have been or are subsequently met; provided, however, that the 2007 EIC and 2008 EIC shall each be pro rated for the time worked during the applicable year, such pro rata EIC to be determined by multiplying the 2007 EIC or 2008 EIC, as applicable, by a fraction, the numerator of which is the number of days in the applicable year through the date of termination, and the denominator of which is 365.

The Deemed Termination Without Cause pursuant to Section 4 (a) shall contain a reference to this Agreement and the Corporation’s declaration that it would terminate the Executive’s employment without Cause if the Executive had an at will employment relationship with the Corporation; it does not require an actual termination by the GmbH or any justification German law would require for a termination of employment. The Deemed Termination Without Cause shall take effect at the same time a respective termination without Cause would take effect vis-à-vis a U.S. manager, irrespective of a notice period under the Executive’s German Agreement. Payments made pursuant to Section 4 shall be made in lump sum on the later of (A) such time as they would otherwise be payable under this Agreement or the applicable benefit plans and (B) earliest date permissible under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)	Cause; Termination by the Executive. If the Executive’s employment shall be terminated by the GmbH for cause under German law (außerordentliche Kündigung), or if the Corporation vis-à-vis the Executive (by way of a written notification in line with Section 8(b) approximates the termination with Cause of a U.S. manager (the “Deemed Termination With Cause”) (regardless whether the German Agreement remains un-terminated or not), or if the Executive terminates his employment, the Corporation shall have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive through the date of termination any compensation previously earned, any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), his vested benefits under any employee benefit plans maintained by the Corporation, in each case to the extent not theretofore paid.

The Deemed Termination With Cause pursuant to Section 4 (b) shall contain a reference to this Agreement and the Corporation’s declaration that it would terminate the Executive’s employment with Cause if the Executive had an at will employment relationship with the Corporation; it does not require an actual termination for cause by the GmbH or any justification German law would require for a termination for cause. For the avoidance of doubt, it is understood that Cause shall exclusively have the meaning as defined in this Agreement and shall not be influenced by the requirements of a termination for cause under German law, except that an actual termination for cause served to the Executive by the GmbH shall in any case also be considered a termination with Cause under this Agreement.
5.	Full Settlement. The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others.

6.	Successors. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the Executive, the Executive’s heirs and legal representatives, and the Corporation and its successors.

7.	Amendment or Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board (and, if the Corporation is still operating under Chapter 11, the Bankruptcy Court) or any authorized committee of the Board and shall be agreed to in writing, signed by the Executive and by an officer of the Corporation thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

8.	Miscellaneous.
(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws, and exclusive venue and jurisdiction shall lie in any federal or state court located in Ohio. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)	All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, at the most recent address for the Executive in the GmbH records,
If to the Corporation:

Dana Corporation P.O. Box 1000 Toledo, Ohio 43697 Attention: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)	The English language version of this Agreement shall govern, notwithstanding the existence of the German language translation which serves information purposes only.

(d)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The Executive agrees that the fact of his employment under the German Agreement, as concluded between him and the GmbH, may raise issues of interpretation of this Agreement. The Executive agrees that in such case the interpretation of this Agreement shall be made in such way that the economic purpose of this Agreement is approximated in the best possible way and that there is no duplication of benefits to the Executive should the Executive be entitled under the German Agreement to any payment or benefit which is also provided under this Agreement with a comparable intent.

(e)	The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as it determines is required to be withheld pursuant to any applicable law or regulation. The same shall apply with respect to the GmbH, and the Executive shall undertake to correctly and in a timely manner inform the GmbH of any payments under this Agreement of relevance for the German Agreement and the German payroll calculation.

(f)	This Agreement (including exhibits hereto) contain the entire agreement of the parties concerning the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements concerning the subject matter are merged herein and superseded hereby.

(g)	No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

(h)	Nothing contained in this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and the Executive or any other person.

(i)	To the extent necessary to effectuate the terms of this Agreement, the terms of this Agreement (and the exhibits) which must survive the termination of the Executive’s employment or the termination of this Agreement (and the exhibits) shall so survive.

(j)	In the event of the Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to Executive’s legal representative or, where appropriate, to Executive’s beneficiary.

(k)	If any event provided for in this Agreement is scheduled to take place on a legal holiday, such event shall take place on the next succeeding day that is not a legal holiday. Where appropriate, this provision shall refer to German legal holidays.

(l)	Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Corporation without the consent of the Executive).

(m)	To the extent this Agreement is inconsistent with the terms and conditions of the Order, the Order shall govern.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by its duly authorized representative, and the Executive has executed this Agreement, as of the day and year first written above.

DANA CORPORATION

By:

Chairman, Compensation Committee/ Vorsitzender, Gehaltsausschuss

/s/ R. Göttel

Ralf Göttel

19